Exhibit 99.2

Petra Acquisition Inc. Announces Closing of $70 Million Initial Public Offering

New York, NY, October 13, 2020 (GLOBE NEWSWIRE) – Petra Acquisition, Inc. (Nasdaq: PAICU) (the “Company”) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination announced today that it closed its initial public offering of 7,000,000 units at $10.00 per unit. The underwriters have been granted a 45-day option to purchase up to an additional 1,050,000 units offered by the Company to cover over-allotments, if any. Each unit consists of one share of the Company’s common stock (“Common Stock”), and one warrant, with each warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on Nasdaq under the symbols “PAIC” and “PAICW,” respectively.

LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers and Northland Capital Markets and Ingalls & Snyder LLC acted as co-managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 7, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained from LifeSci Capital LLC, 250 West 55th Street, 34th Floor, New York, NY 10019, Attn: Syndicate Department, 212-661-0200 or Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, Attn: Syndicate Department. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Petra Acquisition, Inc.

Petra Acquisition, Inc.(Nasdaq: PAICU) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the healthcare or a healthcare-related industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:
Andreas Typaldos
Chief Executive Officer
Petra Acquisition, Inc.
(917) 622-5800